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                                                                    EXHIBIT 12.1

                              TITAN HOLDINGS, INC.
             STATEMENT RE: COMPUTATION OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

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
                                                                                SIX MONTHS ENDED
                                                YEARS ENDED DECEMBER 31,    -----------------------   YEAR ENDED
                                              ---------------------------   JUNE 30,   DECEMBER 31,   DECEMBER 31,
                                                2001      2002      2003      2004         2004           2005
                                              -------   -------   -------   --------   ------------   ------------
                                                           (predecessor)                       (successor)
Earnings:
   Income (loss) before income taxes          $   181   $11,175   $11,691   $ 5,388      $   976        ($43,970)
   Minority interest in net income (loss)         317       (21)
   Fixed charges                               18,174    17,498    13,756     8,669       15,021          33,385
                                              -------   -------   -------   -------      -------        --------
      Earnings                                 18,672    28,652    25,447    14,057       15,997         (10,585)
                                              -------   -------   -------   -------      -------        --------
Fixed charges:
   Interest expense                            14,726    13,433     9,444     4,666       11,638          25,141
   Amortization of deferred financing costs       568       678       706     2,119          843           3,528
   Interest within rental expense               2,880     3,387     3,606     1,884        2,540           4,716
                                              -------   -------   -------   -------      -------        --------
   Fixed charges                               18,174    17,498    13,756     8,669       15,021          33,385
                                              -------   -------   -------   -------      -------        --------
Ratio of Earnings to Cover Fixed Charges          1.0x      1.6x      1.8x      1.6x         1.1x           -0.3x
                                              =======   =======   =======   =======      =======        ========
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